Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement and Release”) is made and entered into by Jaye Thompson, PhD (“Employee”) and Repros Therapeutics Inc. (“Company”).

In consideration of the mutual promises set forth in this Agreement and Release, Employee and the Company agree as follows:

1.       Payment by the Company. As consideration for this Agreement and Release, and in accordance with the Employment Agreement entered into on March 25, 2013, between the Company and Employee, the Company shall pay to Employee the gross sum of $135,416.67 (“Severance Payment”), less applicable taxes and withholdings, which reflects all amounts due under section 6(a) of the Employment Agreement plus an additional one-half month of pay. $125,000.00 of the Severance Payment will be paid in accordance with section 6(a) of the Employment Agreement and $10,416.67 of the Severance Payment will be paid upon receipt of the fully executed Agreement and Release, subject to the revocation period described in Section 3(h) below. In addition, and as set forth in sections 4 and 6(a) of the Employment Agreement, the Company shall continue to provide benefits up through the date of termination and for a six month period in the kind and amounts provided for in the Employment Agreement for the Employee and her family.

2.       Release by Employee. In consideration of the Company’s payment to Employee of the Severance Payment as described in this Agreement and Release, and in lieu of any other benefits, as a full and final settlement, Employee releases and discharges the Company and all of the Company’s past, present, and future officers, directors, principals, agents, employees, parents, shareholders, partners, subsidiaries, holding companies, affiliates, predecessors, successors, assigns, insurers, compensation and benefit plans and administrators, trustees, fiduciaries, and insurers of such compensation and benefit plans, from any and all claims and causes of action (except for claims arising specifically from a breach of this Agreement and Release), whether known or unknown, arising out of or related to Employee’s employment with the Company and any other events or transactions involving the Company which precede the date of this Agreement and Release. The entities released in the foregoing sentence shall be referred to collectively as the “Released Parties.” The claims and causes of action released by Employee include, but are not limited to, the following: contract claims; claims for salary, benefits, bonuses, severance pay, or vacation pay; claims or causes of action pertaining to any and all negligence and tort claims; claims for medical bills; all matters in law, in equity, or pursuant to statute, including damages, attorneys’ fees, costs, and expenses; and, without limiting the generality of the foregoing, to all claims, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act; 42 U.S.C. § 1981; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act; the Genetic Information Nondiscrimination Act; Chapter 21 et seq. of the Texas Labor Code; Chapter 451 of the Texas Labor Code; or any other federal, state, or local law, statute, or ordinance affecting Employee’s employment with the Company; claims arising pursuant to any law, statute, ordinance, rule, or regulation, including, but not limited to, the previously mentioned federal law claims and claims under state law; and any and all other claims that were ever made the basis of, or could have been made the basis of, any claims against the Released Parties in any legal proceeding.

This Agreement and Release does not apply to any claims or rights that may arise after the date that Employee signs this Agreement and Release, to vested rights under the Company’s employee benefit plans, if any, and as applicable, or to claims that the controlling law clearly states may not be released by settlement.

3.	Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act Release.

ADDITIONALLY, THIS AGREEMENT AND RELEASE SPECIFICALLY WAIVES ALL OF JAYE THOMPSON’S RIGHTS AND CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (29 U.S.C. § 621 et seq., AS AMENDED), AND THE OLDER WORKERS BENEFIT PROTECTION ACT, AS AMENDED. IN CONNECTION WITH THIS WAIVER, Employee acknowledges and agrees to the following:

(a)      I am waiving any and all rights or claims under the Age Discrimination in Employment Act in exchange for consideration that is in addition to anything of value to which I already am entitled.

(b)      I have had ample opportunity to consult with an attorney prior to executing this Agreement and Release. The Company advised me and encouraged me in writing herein to consult with an attorney prior to signing this Agreement and Release.

(c)      I have carefully read and fully understand all of the provisions and effects of this Agreement and Release and I knowingly and voluntarily (of my own free will) entered into all of the terms set forth in this Agreement and Release.

(d)      I knowingly and voluntarily intend to be legally bound by all of the terms set forth in this Agreement and Release.

(e)      I relied solely and completely upon my own judgment and/or the advice of my attorney in entering into this Agreement and Release.

(f)       I further understand that I have been given at least forty-five (45) days to consider the terms of this Agreement and Release before signing it. The parties agree, however, that any changes to the terms or conditions of this Agreement and Release (whether material or immaterial) will not restart the running of the forty-five (45) day period.

(g)      If I sign this Agreement and Release prior to the end of the forty-five (45) day time period, I certify that, in accordance with 29 C.F.R. § 1625.22(e)(6), I knowingly and voluntarily decided to sign the Agreement and Release after considering it less than forty-five (45) days and my decision to do so was not induced by the Released Parties through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the forty-five (45) day time period. I have not been asked by the Released Parties to shorten my time period for consideration of whether to sign this Agreement and Release. If I decide to sign this Agreement and Release prior to the end of the forty-five (45) day time period, the Released Parties may expedite the processing of benefits provided to me in exchange for signing this Agreement and Release, subject to sections (h) and (i) below.

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(h)      I understand that I may change my mind and revoke this Agreement and Release at any time within seven days after I sign it by sending notice of revocation to the attention of Kathi Anderson by fax or certified mail, return receipt requested, to Repros Therapeutics Inc., 2408 Timberloch Pl., Suite B7, The Woodlands, Texas 77380, facsimile: (281) 719-3446. I understand that this Agreement and Release shall not become effective or enforceable until after the seven (7) day revocation period has expired and that I will receive no benefits until the eighth (8th) day after I sign this Agreement and Release at the earliest, assuming I have not revoked this Agreement and Release.

(i)       I understand that following the seven (7) day revocation period, this Agreement and Release will be final and binding. I promise that I will not pursue any claim that I have settled by this Agreement and Release. If I break this promise, I agree to pay all of the Released Parties’ costs and expenses (including reasonable attorney’s fees) related to the defense of any such claims settled hereunder. Although I am releasing claims that I may have under the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act which precede the date of this Agreement and Release, I understand that I may challenge the knowing and voluntary nature of this Agreement and Release under the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act before a court, the EEOC, or any other federal, state, or local agency charged with the enforcement of any employment laws. I understand, however, that if I pursue a claim against the Released Parties under the Older Workers Benefit Protection Act and/or the Age Discrimination in Employment Act, a court has the discretion to determine whether the Released Parties are entitled to restitution, recoupment, or set off (hereinafter “reduction”) against a monetary award obtained by me in the court proceedings. A reduction never can exceed the amount I recover, or the consideration I received for signing this Agreement and Release, whichever is less. I also recognize that the Released Parties may be entitled to recover costs and attorneys’ fees incurred by them as specifically authorized under applicable law.

(j)       I am, through this Agreement and Release, releasing the Released Parties from any and all claims I may have against the Released Parties, relating to my employment and separation, including claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.). My initials below, following the present paragraph of this Agreement and Release, evidence my understanding and voluntary waiver of all claims against the Released Parties which precede the date of this Agreement and Release, including, but not limited to, those pursuant to the Age Discrimination in Employment Act, the Texas Labor Code, and the Older Workers Benefit Protection Act.

Initials: /s/ JT

4.       No Filing of Lawsuit or Other Claim. Employee agrees, promises, and covenants that neither she, nor any person, organization, or other entity acting on her behalf, has or will file a lawsuit, charge, claim, sue, cause or permit to be filed, charged or claimed, or participate as a party in any action for damages against any of the Released Parties involving any matter occurring in the past up to the date of this Agreement and Release or involving any claims, demands, causes of action, obligations, damages, or liabilities which are the subject of this Agreement and Release and which precede the date of this Agreement and Release.

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5.       Acknowledgments. Employee acknowledges and agrees that she has: (i) received all compensation due to her as a result of services performed for the Company including, but not limited to, all overtime and commission payments; (ii) reported to the Company any and all work-related injuries incurred by her during her employment with the Company; and (iii) been properly provided any leave of absence because of her health condition, a family member’s health condition, or workplace injury, and has not been subjected to any improper treatment, conduct, retaliation, or actions due to a request for or taking such leave.

6.       No Admission of Liability. Neither this Agreement and Release, nor anything contained herein shall be construed as an admission by any of the Released Parties that they have in any respect violated or abridged any federal, state, or local law or any right or obligation that they, collectively or individually, may owe or may have owed to Employee. This Agreement and Release will not be admissible in any proceedings other than a proceeding for breach of the terms contained herein.

7.       Confidentiality of Agreement and Release. Except as may be required by law, Employee agrees that she shall keep the existence and terms of this Agreement and Release and terms of settlement confidential and that she will not disclose, directly or indirectly, such terms to third persons, except that Employee may disclose the terms of this Agreement and Release to her legal advisors, accountants, and/or spouse, and as to all such persons to whom disclosure is made, the disclosure must be made with the condition that the persons receiving such information maintain the information in strict confidence. Except as may be required by law, Employee specifically agrees not to disclose the terms of this Agreement and Release to any present or former employees or contractors of the Company or the Released Parties. Except as required by law, Employee agrees to make no comment, either generally or specifically, regarding the Severance Payment or the other terms of the Agreement and Release. Nothing in this Section is intended to preclude the parties from disclosing the existence and terms of this Agreement and Release as necessary to enforce its terms or in connection with a claim for breach of this Agreement and Release.

8.       Indemnification. Employee agrees to pay any taxes found to be owed from payments of the Severance Payment described above in Section 1 of this Agreement and Release, if any.

9.       Reports to Government Entities. Nothing in this Agreement and Release, including the Confidentiality of Agreement and Release clause, restricts or prohibits Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, Employee is waiving her right to receive any individual monetary relief from Company or any of the Released Parties resulting from such claims or conduct, regardless of whether Employee or another party has filed them, and in the event Employee obtains such monetary relief, Company will be entitled to an offset for the payments made pursuant to this Agreement and Release. This Agreement and Release does not limit Employee’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. Employee does not need the prior authorization of Company to engage in conduct protected by this paragraph, and Employee does not need to notify Company that she has engaged in such conduct.

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Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

10.       Entire Agreement. Employee and the Company acknowledge that this Agreement and Release constitutes the entire agreement between them and supersedes all prior written and oral agreements, save and except for the Key Management Proprietary Information and Inventions and Noncompetition Agreement dated April 1, 2013 (the “Noncompete Agreement”), as amended below in this Sections 10, and remains in full force and effect at the time of and following the execution of this Agreement and Release. Employee and the Company hereby agree to amend the Noncompete Agreement by deleting the following language from the second paragraph of Section 7 of the Noncompete Agreement: “, or so engaged by the Company within the then prior six (6) month period”. To avoid any doubt, Employee shall not solicit, recruit, or hire any person who is currently employed by the Company for the term of 12 months from the date of the termination of her employment with the Company. This Agreement and Release may not be modified, altered, or changed except by a written agreement signed by both Employee and a duly authorized representative of the Company. If any provision of this Agreement and Release is held to be invalid, the remaining provisions shall not be affected.

11.       Governing Law. This Agreement and Release shall be governed by the laws of the State of Texas. The parties also agree that the state and federal courts located in the State of Texas shall have personal jurisdiction over them to hear all disputes arising under this Agreement and Release.

Jaye Thompson indicates her acceptance by signing below:

/s/ Jaye Thompson

Date: June 26, 2017

Repros Therapeutics Inc. indicates its acceptance by signing below:

By: /s/ Kathi Anderson

Title: Chief Financial Officer

Date: June 26, 2017

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EXHIBIT A

DISCLOSURE NOTICE

The following information is provided in accordance with federal law to assist you in deciding whether to sign the Severance Agreement and General Release (“Agreement and Release”) to which this document is attached.

1.       Termination Program. You are being terminated in connection with an employment termination program affecting employees in the Company’s Texas workforce. This group of employees is considered your “Decisional Unit.” See Exhibit A-1 for information regarding your Decisional Unit.

2.       Eligibility Factors (Termination). In determining who would be selected for termination from your Decisional Unit, the Company eliminated all CRA positions and further eliminated positions based on job functions.

3.       Eligibility Factors (Severance). All employees selected for termination are eligible for severance benefits if they sign the Release.

4.       Time Limits. To receive severance benefits, you must sign the Agreement and Release and return it to Repros Therapeutics Inc., Attn: Kathi Anderson, 2408 Timberloch Pl., Suite B7, The Woodlands, Texas 77380, by the forty-sixth (46) day after receipt of the Agreement and Release, and not revoke the Agreement and Release. The Company cannot provide you with severance benefits if you do not timely return the Agreement and Release. You will have seven (7) days to revoke (cancel) the acceptance of the Release and Agreement. If you revoke (cancels) the Release, you will not receive any severance benefits.

5.       Job Titles and Ages. The job titles and ages (as of May 19, 2017) of the employees in the Decisional Unit who were and were not selected for termination and the offer of consideration for signing an Agreement and Release appear in Exhibit A-1 on the next page.

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EXHIBIT A-1

EMPLOYEES SELECTED FOR TERMINATION

AND THE OFFER OF CONSIDERATION FOR SIGNING A RELEASE

TITLE	AGE
Admin Assistant	27
Clinical Data Specialist	30
Clinical Data Specialist	26
Clinical Regulatory Associate	56
CRA	31
CRA	35
CRA	52
CRA	62
Executive Director of Clinical & Regulatory Affairs	63
Senior Scientist	56
Sr. VP of Clinical and Regulatory	51

EMPLOYEES NOT SELECTED FOR TERMINATION

AND THE OFFER OF CONSIDERATION FOR SIGNING A RELEASE

TITLE	AGE
Chief Financial Officer	59
Chief Medical Officer	69
Clinical Contracts Manager	36
Clinical Trial Director	51
Director of Data Management	63
Office Manager	55
President and CEO	53
QA Specialist	27
Regulatory Affairs Associate	34
Statistician	36

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